UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 or15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): December 24, 2009

iVoice, Inc.
(Exact name of registrant as specified in its chapter)

New Jersey	000-29341	51-0471976
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Highway 34, Matawan, NJ	07747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (732) 441-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

At various times since 2004, iVoice, Inc. (the “Company”) has deposited proceeds from debt financing into short-term securities with our investment broker. During 2006 and 2007, these short-term securities were exchanged for auction rate securities (“ARS”) which provided greater returns on our investments.  ARS have long-term maturity with the interest rate being reset through Dutch auctions that are typically held every 7, 28 or 35 days. The securities trade at par and are callable at par on any interest payment date at the option of the issuer. Interest is paid at the end of each auction period.  Our ARS were all AAA rated.  Until February 2008, the ARS market was highly liquid.  Starting the week of February 11, 2008, a substantial number of auctions “failed,” meaning that there was not enough demand to sell the entire issue at auction. The immediate effect of a failed auction is that holders cannot sell the securities and the interest or dividend rate on the security generally resets to a “penalty” rate.  In the case of a failed auction, the auction rate security is deemed not currently liquid and in the event we need to access these funds, we will not be able to do so without a loss of principal, unless a future auction on these investments is successful. We do not intend to hold these securities to maturity, but rather to use the interest rate reset feature to provide the opportunity to maximize returns while preserving liquidity. Because of the failed Dutch auctions, the Company was unable to sell these securities to meet current operating obligations. Our investment broker provided the Company with a loan which was collateralized by the proceeds available from the sales of the auction rate securities.  However, the Company asserted a claim against its investment broker for damages that resulted due to the illiquidity of the ARS.

The Company entered into a General Release and Settlement Agreement (the “Agreement) dated November 3, 2009 whereby the Company settled the claims that it had asserted against its investment broker for damages related to the illiquidity that occurred in the auction rate securities (“ARS”) market.  In return for the Company providing the investment broker with a release of any and all claims related to the ARS purchased by the Company from the investment broker, the investment broker paid the Company a cash payment of Ninety-nine Thousand Dollars ($99,000) on December 24, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVoice, Inc,

Date: December 29, 2009	By:	/s/ Jerome R. Mahoney
Jerome R. Mahoney
President, Secretary and
Chief Executive Officer